Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

November 5, 2021

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110

San Mateo, California 94404

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sierra Oncology, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $50,000,000 of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-241443) filed on August 6, 2020 and declared effective by the Securities and Exchange Commission (the “Commission”) on August 13, 2020 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Open Market Sale AgreementSM (the “Sale Agreement”) dated as of August 6, 2020, by and between the Company and Jefferies LLC.

We have examined copies of the Sale Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of November 5, 2021 and has been filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sale Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN        BEIJING        BOSTON        BRUSSELS        HONG KONG        LONDON        LOS ANGELES        NEW YORK        PALO ALTO
SAN DIEGO        SAN FRANCISCO        SEATTLE        SHANGHAI        WASHINGTON, DC        WILMINGTON, DE

Sierra Oncology, Inc.

November 5, 2021

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about November 5, 2021, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation